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                                                                      EXHIBIT 5

                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP
                          200 SOUTH BISCAYNE BOULEVARD
                           MIAMI, FLORIDA 33131-2339


                                                             September __, 1999

DBT Online, Inc.
5550 West Flamingo Road, Suite B-5
Las Vegas, Nevada 89103

Re:  DBT Online, Inc.-- Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for DBT Online, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 6,520,222 shares of the Company's Common Stock, $.10 par value (the "Common Stock"), of which up to 1,000,000 shares (the "Company Shares"), are to be newly issued and sold by the Company, and of which up to 5,520,222 shares of Common Stock (the "Selling Shareholders Shares"), including 850,464 shares purchasable by the underwriters upon exercise of their over-allotment option, will be issued and outstanding prior to the closing of the Offering and are to be sold by the selling shareholders (the "Selling Shareholders") listed in the Registration Statement under "Principal and Selling Shareholders." This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that (i) the Company Shares, upon issuance by the Company in the manner and for the consideration contemplated in the Registration


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Statement, will be validly issued, fully paid and nonassessable and (ii) the
Selling Shareholders Shares, have been validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP